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JDN Realty Corporation
Computation of Ratio of Earnings to Fixed Charges


Exhibit 12
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                                                      Three months ended
                                                           March 31,
                                                     1999               1998
                                                   -------            -------
Fixed Charges:
  Interest Expense (including
   amortization of deferred debt cost)             $ 6,358            $ 3,355
  Interest Capitalized                               1,474              1,304
                                                   -------            -------
       Total Fixed Charges                         $ 7,832            $ 4,659
                                                   =======            =======

Earnings:
  Net (loss) before income tax benefit,
   net gain (loss) on real estate sales
   extraordinary items and
   cumulative effect of change in
   accounting principle                            $12,151            $ 9,112
  Fixed Charges                                      7,832              4,659
  Capitalized Interest                              (1,474)            (1,304)
                                                   -------            -------
       Total Earnings                              $18,509            $12,467
                                                   =======            =======

Ratio of Earnings to Fixed Charges                    2.36               2.68